EXHIBIT 21.1

CELLECTAR BIOSCIENCES, INC.

LIST OF SUBSIDIARIES

Set forth below is a list of the subsidiaries of Cellectar Biosciences, Inc.:

Subsidiary Name	Jurisdiction of Organization
Cellectar, Inc.	Wisconsin